Exhibit 10.14

Master NFT Technology Development And Services Agreement

This Master NFT Technology Development And Services Agreement (the "Agreement") is entered into as of December 8, 2021 (the “Effective Date”) by and between Display Social, Inc., a Delaware Corporation, having an address of 75 North Water Street, Norwalk, CT 06854 (“Display”) and BQT Technologies, LTD, a United Kingdom Limited Liability Company, having a registered address at Liberty House, 222 Regent Street, London,  W1B STR, UK(“BQT”).  Display and BQT collectively referred to as a “Party” or the “Parties.”

WHEREAS, Display operates a social media platform where users connect, shape and create content they can share with their worldwide network whose technological foundation and cultural core is premised on rewarding users for content, sales and social engagement (the “Platform”).

WHEREAS, BQT is a technology company in business of developing and implementing next generation NFT platforms built on the Blockchain. BQT in                 collaboration with other third party blockchain tools providers develops “White Glove” services including Non-Fungible Tokens (“NFT”) design & artwork services, custom blockchain contract development and on-chain data solutions.

WHEREAS, Display and BQT have agreed to collaborate through one or more projects (“Projects”) to integrate blockchain, cryptocurrency and NFTs for use by display within the Platform or otherwise as determined by Display (“Deliverables”).  All Deliverables to be developed, Services to be provided (defined below) to be provided and all obligations to secure and pay for intellectual property rights, will be set forth in written statements of work agreed to by both parties under this Agreement (each, a “SOW”).  The initial SOWs are attached to this Agreement as exhibits.  For the avoidance of any doubt, this is not a “work for hire” agreement and the provisions of this Agreement shall govern each Party’s rights and obligations.

In consideration of the foregoing, and in reliance on the mutual agreements contained herein, the parties agree as follows:

•Collaboration. From time to time hereunder, Display and BQT will collaborate under this Agreement on one or more Projects related to NFT minting and marketplace capability, each of which shall be set forth on an SOW to this Agreement. Display and BQT shall each designate at least one project manager   for each Project.

•Term.  This Agreement will begin on the Effective Date and will continue for a period of sixty (60) months from the Effective Date.  Unless earlier terminated as set forth in Section 14 below, this Agreement will thereafter continue to renew for successive additional twelve (12) month periods unless either party provides the other party with written notice of its intent not to renew this Agreement at least sixty (60) days prior to the end of the then-current period.  Provided, however, that royalties and other fees to BQT stated herein shall survive the termination of this Agreement for the duration of use of the BQT platform by Display and for all minted NFTs by BQT platform or NFTs listed on BQT platform marketplace.

•Statements of Work.

•Projects. All Projects are governed by the terms of this Agreement and each applicable SOW.  Each SOW shall set forth in reasonable detail the tasks, work to be performed, services and support to be provided (“Services”) and Deliverables to be provided by BQT.  This

Agreement includes all SOWs entered into under this Agreement (each of which is incorporated into and made a part of this Agreement).  The terms and conditions below will control with respect to the rights and obligations of the parties under any SOW in the event of a conflict between those terms and conditions and any SOW. Any changes to any Deliverables under any SOW will be set forth in a written amendment describing the changes (and any resultant changes to the Costs (defined below)) agreed to by both parties.  Each SOW is incorporated into and forms a part of this Agreement. No later change in the scope of work, fee arrangements, or other provisions of a SOW will be effective unless and until each Party accepts such change through a written, signed SOW. In the event of a conflict with any SOW, the provisions of this Agreement will govern.

•Acceptance.  Unless other revised in an SOW, “Acceptance” occurs upon (a) written notice of acceptance of the Deliverables from Display or (b) thirty (30) days after BQT has completed and notified Display in writing of full completion of any Project and the required Deliverables if Display has not first given written notice of rejection. No Project nor Deliverable will be deemed accepted until Acceptance. Neither periodic payments nor final payment shall constitute evidence that a Project and Deliverables were performed and completed in an acceptable manner to Display.

•Costs and Payment.

•Fees and Expenses.  The fees, costs and expenses will be set forth in each such SOW (“Fees and Expenses”). Display shall have no obligation to BQT for any Cost and Expenses unless specifically agreed to in writing by the Parties.

•Payment.  Except where stated in a SOW, BQT will invoice Display for all Fees and Expenses incurred monthly upon the completion of that month (or as otherwise specified in the applicable SOW) and Display will pay all such invoiced amounts within sixty (60) days of receipt of invoice.

•Taxes. Nothing in this Agreement shall require Display to pay taxes applicable to BQT. BQT is responsible for paying all Taxes that may be assessed, imposed, or incurred as a result of the fees paid pursuant to this Agreement.

•Ownership.

•BQT Proprietary Property.  Any IPR (as defined below) that BQT licensed, acquired, developed, or created prior to the Effective Date or after the Effective Date outside of the Display Platform (“BQT Property”) will remain the property of BQT. BQT grants to Display all rights and a non-exclusive, worldwide, non-transferable, perpetual, royalty free, and fully paid-up license in and to the BQT Property provided or made available to Display hereunder as may be necessary for Display to use and benefit from the Deliverables as contemplated and fulfill the other agreements under this Agreement. For purposes of this Agreement, “IPR” means all intellectual property (excluding third party licenses) and proprietary rights throughout the world, including all copyrights, trademarks, service marks, trade secrets, know how, patents (and patent applications), moral rights, contract rights, and any and all other analogous legal rights.

•Display Proprietary Property.  All Deliverables and any other idea, invention, discovery, creation, or development authored, created, made, invented, or developed by or on behalf of Display prior to the Effective Date or after the Effective Date inside of the Display Platform, whether alone or jointly with BQT or any third party, through the performance of this Agreement or otherwise, and any modification, enhancement, improvement, or derivative thereto or thereof (collectively, “Display Property”), and all IPR therein and thereto, are and will remain the exclusive property of Display.  Provided, however, that work performed by BQT on behalf of the Display, which is outside of the Display Platform (such as core NFT Marketplace) as stated in Section 5.1 of this agreement, shall remain property of BQT and licensed to Display as provided for in Section 6.2 below. Display shall have the sole discretion to file, prosecute, issue, and maintain patent applications and patents, throughout the world, with respect to all Deliverables inside of Display Platform and any other Display Property.

•Additional Actions. Each Party agrees to, and hereby does, make such assignments to the other party as are required to provide the other party with the ownership rights set forth in this Agreement.  At the other party’s request and expense, each party will execute and deliver such instruments and take such other action as may be reasonably requested by the other party to perfect or protect the other party’s rights in any IPR.

•License.

•BQT License. BQT hereby grants to Display a non-exclusive, worldwide, non-transferable, perpetual, royalty free, and fully paid-up license to use and modify the Deliverables and exclusive, worldwide, non-transferable, perpetual, royalty free, and fully paid-up license to use and modify any custom code created within Display’s Platform, including without limitation all source code, programs, software, documentation and technology used or created for the Deliverables, to use in connection with Display’s products or for any other purpose determined by Display for its own business purposes in any manner it determines appropriate (the “BQT License”). Such license will include delivery of all source code, programs, software, documentation and technology licensed pursuant to this Agreement.

•Display License. Display hereby grants to BQT a non-exclusive, worldwide, non-transferable, perpetual, royalty free, and fully paid-up license to use the Deliverables, including without limitation all source code, programs, software, documentation and technology used or created for the Deliverables within the Display Platform, to use in connection with BQT’s products or for any other purpose determined by BQT for its own business purposes in any manner it determines appropriate (the “Display License”).

•Third Party Licenses. Each party shall separately acquire necessary licenses, if any, to the third-party tools or applications necessary for any development of the Deliverables.

•Use of License.

•Services, Deliverables and the BQT License provided under this Agreement may be used by Display on behalf of itself and, for the benefit of its affiliates, business partners, clients and distributed labels under the same terms and conditions of this Agreement. In the event that any such affiliate ceases to be an affiliate, it shall retain the benefit of this Agreement in connection with any then-existing business. Display may sublicense the Services, Deliverables and the BQT License to one or more third-party service providers solely to the extent any such third-party service providers are providing services to Display in Display’s relevant business.

•The sale of all or part of the Display business shall not affect the BQT License granted hereunder, or the use or ownership of the Services, Deliverables and the BQT License, which will survive any such sale.  This Agreement and the BQT License shall continue in full force and effect for the benefit of the continuing or successor company in accordance with the terms of this Agreement.

•Modifications. Any and all (i) customized source code, programs, software, documentation and technology developed or created within the Display Platform or Display software or programs pursuant to this Agreement, (ii) integrations into the Platform or Display software or programs within the Display Platform, or (iii) updates, modifications, revisions, improvements, enhancements, versions and/or derivative works, created by or on behalf of the Display to any BQT Licensed source code within the Display Platform, (collectively, “Display Developments”), shall belong solely and exclusively to Display.  All Display Developments within the Display Platform shall be owned by and the sole property of Display free and clear of any claim by BQT, and shall become the intellectual property of, and can be patented by, Display. Display Developments shall be deemed licensed to BQT under the Display License provided for in Section 6.2 above. For the avoidance of doubt, any source code, programs, software, documentation and technology developed by and proprietary to the BQT prior to the date of this Agreement or any future enhancements and versions of BQT Platforms and its NFT marketplaces, APIs and integration code within BQT Platform shall remain the property BQT Property subject to the license granted by this Agreement and deemed licensed to Display under the BQT License.

•Representations. BQT represents and warrants that it owns or has the legal right to us all source code, programs, software, documentation and technology used or created for the Deliverables, excluding any third-party software and licenses, and the Deliverables and any other related materials do not infringe upon any patents, technology or intellectual property of third parties.

•Further Assurance.  While this Agreement is intended to provide a full license to each party on the terms set forth in this Agreement, to the extent requested by either party the parties agree to enter into a separate license agreement further memorialize separately the BQT License and/or the Display License.

•Marks and Collateral.

•Display Marks and Collateral. If Display provides BQT with any trademarks, service marks, logos, or other identifiers of BQT, or any content, media, or other collateral (“Display Marks and Collateral”), for use by BQT in providing any Services or Deliverables, then Display grants to BQT the right to use such Display Marks and Collateral in the performance of, and as contemplated by, this Agreement. BQT will use the Display Marks and Collateral in accordance with this Agreement and any additional trademark guidelines provided by Display.  All Display Marks and Collateral, including all goodwill associated with the Display Marks and Collateral are and will remain the exclusive property of Display.

•BQT Marks and Collateral. If BQT provides Display with any trademarks, service marks, logos, or other identifiers of BQT, or any content, media, or other collateral (“BQT Marks and Collateral”), for use by Display, then BQT grants to Display the right to use such BQT Marks and Collateral in the performance of, and as contemplated by, this Agreement. Display will use the BQT Marks and Collateral in accordance with this Agreement and any additional trademark guidelines provided by BQT.  All BQT Marks and Collateral, including all goodwill associated with the BQT Marks and Collateral are and will remain the exclusive property of BQT.

•Content.

•Display Content. Display will be responsible for all technology, code, programs, data, information, and other content provided to BQT by Display (“Display Content”), if any such technology Display finds necessary to provide. Display acknowledges and agrees that certain Display Content may be based on open-source technology or code, or available from other sources, and nothing in this Agreement shall limit BQT’s ability to obtain and use from other sources any technology, code, programs, data or information identical to any Display Content.  BQT is under no obligation to review any Display Content for accuracy or potential liability.

• BQT Content. BQT will be responsible for all technology, code, programs, data, information, and other content provided to Display by BQT (“BQT Content”).  BQT acknowledges and agrees that certain BQT Content may be based on open-source technology or code, or available from other sources, and nothing in this Agreement shall limit Display’s ability to obtain and use from other sources any technology, code, programs, data or information identical to any BQT Content.  Display is under no obligation to review any BQT Content for accuracy or potential liability.

•Warranties.

•By Both Parties. Each Party represents and warrants to the other party that: (a) its execution and performance of this Agreement has been duly authorized; (b) this Agreement is a valid and legally binding obligation enforceable against such party in accordance with its terms; and (c) it will at all times comply with all applicable laws and regulations.

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•By BQT.

•BQT will use commercially reasonable efforts to perform the Deliverables under this Agreement. As Display’s sole remedy, and Display’s sole obligation, for any failure by BQT to comply with the foregoing sentence, BQT will refund all consideration actually paid by Display for the affected Deliverables.

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•BQT represents and warrants that the BQT Property and BQT Content provided by BQT to Display for use by Display under this Agreement: (i) is and will be current, accurate, truthful, and complete; (ii) does not infringe, misappropriate or violate any intellectual property rights, publicity/privacy rights, law or regulation; (iii) is not defamatory, harmful to minors, obscene or child pornographic; and (iv) does not contain any viruses or programming routines intended to damage, surreptitiously intercept or expropriate any system, data or personal information.

•BQT will be solely responsible for ensuring that the Services and Deliverables (including without limitation any source code, programs, software, documentation and technology used or created for the Deliverables or portion thereof) and any and all other data, content, services or intellectual property that BQT provides or otherwise makes available to Display, will be duly owned or properly licensed by BQT and/or otherwise authorized, and not infringe upon, misappropriate or otherwise violate the intellectual property or other lawful rights of any third party

•BQT will be solely responsible for all software, hardware, equipment, communications lines, networks, data, information or content provided by BQT or any third-party for use by display in performing the services.  BQT represents or warrants that the deliverables will be compatible with and function as intended with the Platform, and all Deliverables will conform with their specifications as set forth in the relevant SOW.

•BQT does and will comply with all applicable laws, rules and regulations and generally accepted industry standards, directives or guidelines, including but not limited to those governing privacy, spam (including, without limitation, CAN-SPAM), and data collection, storage, use, disclosure, protection and security.

•Indemnification.

•By BQT. BQT will, at BQT’s own expense, indemnify, defend, and hold harmless Display and its officers, directors, shareholders, employees, contractors, agents, and representatives from and against, and pay all actual out-of-pocket costs, damages, liabilities, and expenses (including reasonable attorneys’ fees) incurred by or awarded against Display based on, any third party claims or allegations that may be made or filed against Display resulting from (a) allegation of infringement of any patent, trademark or intellectual property due to the use by Display of any Deliverables provided under this Agreement, (b) use by Display of any software, hardware, system, network, or technology of BQT; (b) use by Display of any Deliverables by Display or any third party under the license granted hereunder (including any malfunctions, crashes, conflicts, damages related to the integration of any Deliverables into any other applications); or (c) use by Display of any BQT Property.  If BQT reasonably believes Display will become, subject to any such third-party claim resulting from Display’s authorized use of any Deliverables under this Agreement, then BQT may at its option and expense: (a) procure for Display the right to continue using the Deliverables; or (b) replace or modify the Deliverables so as to no longer infringe.

•By Display. Display will, at Display‘s own expense, indemnify, defend, and hold harmless BQT and its officers, directors, shareholders, employees, contractors, agents, and representatives from and against, and pay all actual out-of-pocket costs, damages, liabilities, and expenses (including reasonable attorneys’ fees) incurred by or awarded against BQT based on, any third party claims or allegations that may be made or filed against BQT resulting from (a) allegation of infringement of any patent, trademark or intellectual property due to the use by BQT of any Display Property provided under this Agreement or (b) use by BQT of any software, hardware, system, network, or technology of Display.

•Procedures. Each party will: (a) give the other party prompt notice of any claim for indemnification; (b) grant to the other party the right to control of the defense or settlement of any resulting legal proceedings, provided that (i)  the indemnified party has the right to retain legal counsel at the other party’s expense to monitor the matter and (ii) any such settlement involves only the payment of money by the other party and does not subject Display to any financial payment or continuing obligation or require any admission of criminal or civil responsibility; and (c) provide the other party with reasonable assistance, at it’s request and expense, in the defense or settlement of any claim for indemnification.  Notwithstanding the foregoing, the indemnified party may participate in any defense, settlement, or other legal proceedings relating to any such indemnification at such party’s expense through counsel of such party’s choice.

•Termination. This Agreement or any SOW may be terminated by either party if the other party breaches any provision of this Agreement or any SOW and fails to cure the breach within ten (10) days after receiving notice thereof from the other party. In addition, either party may suspend performance under this Agreement if the such party reasonably believes that continued performance will cause it injury or liability.  Termination or expiration of this Agreement will automatically terminate any SOWs then pending under this Agreement. Termination or expiration of any SOW will only terminate that SOW and will not affect any other SOW under this Agreement.  Termination or expiration of this Agreement will not relieve either party of any rights or obligations accruing prior to such termination or expiration. Upon any termination of this Agreement as a result of a breach breaches any provision of this Agreement or any SOW and fails to cure the breach within thirty (30) days after receiving notice thereof from Display, (a) BQT shall refund and return to Display all compensation received in connection with this Agreement or any uncompleted SOW and (b) each Party will promptly return to the other Party, or at the request of the other Party destroy, all Confidential Information of the other Party in such party’s possession or control, including all copies thereof.  The applicable portions of the following Sections will survive any termination or expiration of this Agreement for any reason: 1, 4, 5, 6, 7, 9, 10, 11, 12, 13, 14, 15, 16, 17, 18, 19, 20, 21 and 22.

•Confidential Information.

•Confidential Information. For purposes of this Agreement, “Confidential Information” means any data or information regarding the business, finances, services or technology of either party provided to or otherwise obtained by the other party, including technical, marketing, financial, pricing, employee, and planning information, and any other data or information received or otherwise obtained under this Agreement that a reasonable person should have known, under the circumstances, was confidential or proprietary.

•Protection. Each Party (the “Receiving Party”) may from time to time receive or otherwise obtain Confidential Information from the other Party (the “Disclosing Party”).  The Receiving Party will not use any Confidential Information of the Disclosing Party for any purpose not expressly permitted by this Agreement and will disclose the Confidential Information of the Disclosing Party only to the employees or contractors of the Receiving Party who have a need to know such Confidential Information for purposes of this Agreement and who are under a duty of confidentiality no less restrictive than the Receiving Party’s duty hereunder.  The Receiving Party will protect the Disclosing Party’s Confidential Information in the same manner as the Receiving Party protects its own confidential information of a similar nature and with no less than reasonable care.

•Exceptions. The Receiving Party’s obligations with respect to any Confidential Information of the Disclosing Party will terminate if such information: (a) was already lawfully known to the Receiving Party as of the Effective Date; (b) is disclosed to the Receiving Party after the Effective Date by a third party who had the right to make such disclosure without any confidentiality restrictions; (c) is, or through no fault of the Receiving Party becomes, generally available to the public; or (d) is independently developed by the Receiving Party without access to, use of, or reference to, the Disclosing Party’s Confidential Information.  In addition, the Receiving Party will be allowed to disclose Confidential Information of the Disclosing Party to the extent that such disclosure is: (i) necessary for the Receiving Party to enforce its rights under this Agreement in connection with a legal proceeding; or (ii) required by law or by the order of a court of similar judicial, regulatory or administrative body, provided that the Receiving Party notifies the Disclosing Party in advance of such required disclosure promptly and in writing and cooperates with the Disclosing Party, at the Disclosing Party’s reasonable request and expense, in any lawful action to contest or limit the scope of such required disclosure.

•Data Privacy. Any data resulting from or relating to the use or operation of the Deliverables on the Platform will be subject to the terms of the Display privacy policy applicable to the Platform. The parties will each comply at all times with the terms of each applicable privacy policy in the collection and use of any data resulting from or relating to the use or operation of the Deliverables.  Notwithstanding the foregoing, Display may capture data resulting from the use of the Deliverables, provided that the data is non-personally identifiable data (i.e., data that does not identify a person as the source thereof) and may use any such data for any lawful business purpose.  BQT shall at all times use personal information and data in a manner that complies with all data privacy laws, rules, regulations and privacy policies, including without limitation EU General Data Protection Regulation, California Consumer Privacy Act and Display’s Privacy Policy.

•Non-solicitation. During the term of this Agreement and for one year thereafter, neither party will solicit any of the other party’s employees or contractors/consultants involved in to consider alternate employment unless prior approval is obtained from other party.

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Equitable Relief. Each Party hereto acknowledges that its failure to comply with the provisions of this Section 15 may cause irreparable harm to the other Party which cannot be adequately compensated for in damages, and accordingly acknowledges that the other Party will be entitled to seek, in addition to any other remedies available to it, interlocutory and permanent injunctive relief to restrain any anticipated, present or continuing breach of this Section 15.

•Publicity. As a material obligation of this Agreement, neither Party will use the other Party’s name, logo, or trademark, or directly or indirectly reference the other Party or this Agreement, in any press release, advertising, case studies or other public announcement, without such other Party’s prior written consent in each instance. Notwithstanding the foregoing, at the request of Display, BQT agrees to issue a joint press release with Display announcing our mutual cooperation arrangement.  Each Party agrees to consult with the other party prior to any such public announcement and mutually approve the timing, the content and the dissemination.

•Force Majeure. Display will not be liable for any delay or failure in performance to the extent resulting from a breach, failure, or delay by BQT or any third-party, any inaccuracies or omissions of BQT or any third party, or from any other cause beyond Display’s reasonable control, provided that Display takes reasonable steps to minimize the extent and duration of any such failure in performance (each, a “Force Majeure Event”).  In the event of a Force Majeure Event, the period for performance of any Services will be extended by the length of the Force Majeure Event (or by such other length of time as is reasonably required by Display).

•Governing Law. The interpretation of the rights and obligations of the parties under this Agreement will be governed in all respects exclusively by the laws of the State of New York, without regard to the conflicts of laws provisions thereof. Each party will bring an action or proceeding arising from or relating to this Agreement exclusively in a federal or state court in the State of New York (New York County), and each party irrevocably submits to the personal jurisdiction and venue of any such court in any such action or proceeding.

•Injunctive Relief. Each Party agrees that any unauthorized copying, publication, distribution, modification or other utilization of or access to any technology or property of the other party may cause the other party irreparable injury that cannot be adequately compensated for by means of monetary damages.  Each Party therefore agrees that any breach of this Agreement by such Party may be enforced by the other Party by means of equitable relief (including injunction), without the other party being required to post a bond or make a showing of irreparable harm, in addition to any other rights and remedies that may be available to the other Party under applicable law.

•  Notices. All notices, consents, authorizations, and approvals to be given by a party hereunder will be in writing and will either be via: (1) hand-delivery; (2) Federal Express or a comparable overnight mail service; (3) certified mail, return receipt requested, to the other party; or (4) by electronic mail transmission, provided that an original copy of a transmission will be delivered by some other means permitted under this Agreement.  Either party may change its address for notice by giving notice of the new address to the other party.

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•Additional Terms.

•General. This Agreement supersedes any and all oral or written agreements or understandings between the parties, as to the subject matter of the Agreement.  The preprinted terms of an SOW or any other terms and conditions will not apply to or modify this Agreement. This Agreement may be changed only by a writing signed by both parties.  The waiver of a breach of any provision of this Agreement will not operate or be interpreted as a waiver of any other or subsequent breach.  The words “include,” “includes” and “including” means “include,” “includes” or “including,” in each case, “without limitation.”

•Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable, such provision will be changed and interpreted to accomplish the objectives of such provision to the greatest extent possible under applicable law and the remaining provisions of this Agreement will continue in full force and effect.

•Independent Contractors. The Parties are independent contractors, and nothing in this Agreement will be construed as creating an employer-employee relationship, a partnership, or a joint venture between the parties. Neither Party is an agent of the other and neither Party is authorized to make any representation, contract, or commitment on behalf of the other Party.

•Compliance with Law. BQT will not use, acquire, ship, transport, export or re-export any Deliverables, directly or indirectly, into any country in violation of any applicable law (including the United States Export Administration Act and the regulations promulgated thereunder).  BQT may not assign, delegate or transfer, by operation of law or otherwise, this Agreement or any of its rights or obligations under this Agreement without Display’s prior written consent.  Any such assignment, delegation or transfer in violation of the foregoing will be null and void.

•No third-Party Beneficiaries. The Parties hereto agree that there are no third-party beneficiaries to this Agreement other than persons entitled to indemnification hereunder.

•Counterparts. This Agreement may be executed in one or more counterparts, duplicate originals, or facsimile versions (provided that the facsimile versions are confirmed within a reasonable time by signed originals), each of which will be deemed an original, but all of which together will constitute one and the same instrument.

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The parties, intending to be legally bound by the terms of this Agreement, have executed this Agreement by their respective authorized representatives as of the Effective Date.

DISPLAY SOCIAL, INC.		BQT TECHNOLOGIES, LTD

Signed:	/s/ John Acunto	Signed:	/s/ Edward Mandel
Name:	John Acunto	Name:	Edward Mandel
Title:	CEO	Title:	CEO